June 24, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated June 23, 1999, of Candie's, Inc. and are in agreement with the statements contained in Item 4(a)(1) sections (i), (ii),
(iv) and (v) on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                             /s/ Ernst & Young LLP